EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wis., Feb. 02, 2018 (GLOBE NEWSWIRE) -- JOHNSON OUTDOORS INC., (NASDAQ:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher sales and operating profit during the Company’s seasonally slow first fiscal quarter ended December 29, 2017.

“We’re pleased by the strong start to the year, particularly pre-season performance in Fishing and Diving which highlight the importance of our ongoing focus on innovation that delivers bigger, better new product success.  Continued progress in our work to reposition Eureka® for the future and taking actions to strengthen efficiency in Watercraft Recreation are key priorities in the face of very challenging market conditions,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

First Quarter Results

During the first fiscal quarter, the Company is ramping up for the primary selling period of its warm-weather outdoor recreation products across the second and third fiscal quarters.  Total Company net sales in the quarter rose 24 percent to $116.6 million compared to net sales of $93.7 million in the prior year quarter.  Key contributing factors to the results were:

  Continued positive momentum in new products from Minn Kota® and Humminbird® brands drove a 33 percent increase in pre-season Fishing sales.
  Growth in new core life-support products spurred a 17 percent jump in Diving revenue.
  Sales in Camping were flat year-over-year due to ongoing market challenges.
  Tightened retail inventory levels due to overall kayak market declines led to lower Watercraft Recreation sales.

Total Company operating profit for the first fiscal quarter was $7.0 million, a $6.6 million improvement over $0.5 million in the prior year first quarter.  Significantly higher sales volume, and margin expansion due to a favorable mix of new products sold, drove the favorable quarter-to-quarter comparison.  Gross profit gains more than offset the increase in operating expense, driven in part by implementation of the Company’s digital transformation strategy.

New U.S. tax reform legislation prompted a change in the valuation of deferred tax assets and a one-time transition tax on previously tax-deferred foreign earnings, resulting in a charge of $6.4 million and an unfavorable year-over-year comparison in net income.  The Company reported net income of $0.2 million, or $0.02 per diluted share, versus $4.1 million, or $0.40 per diluted share, in the previous year’s quarter.

Other Financial Information

At December 29, 2017, the Company reported cash and short-term investments, net of debt, of $78.3 million versus $38.9 million in the prior year.  Depreciation and amortization was $3.2 million compared to $3.1 million in the previous year’s quarter.  Capital spending increased to $6.5 million in the current quarter versus $2.7 million in the prior year quarter due to strategic investment in systems upgrades and digital transformation. In December 2017, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 11, 2018 which was payable on January 25, 2018.

“We continue to benefit from our ongoing efforts to improve operational efficiency, enabling us to strengthen margins, keep working capital in check and spend today for the future,” said David W. Johnson, Vice President and Chief Financial Officer.   “Additionally, the balance sheet remains strong, providing us the financial capacity and flexibility to strategically invest in growing our business while also paying a cash dividend to our shareholders.”

Webcast

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 2, 2018.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available on the website for the subsequent 30 days.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global outdoor recreation company that inspires more people to experience the awe of the great outdoors with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which will be filed with the Securities and Exchange Commission on December 8, 2017 and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; any disruptions in the Company's supply chain as a result of material fluctuations in the Company's order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company's products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 29 2017	December 30 2016
Net sales	$116,579	$93,729
Cost of sales	67,768	57,164
Gross profit	48,811	36,565
Operating expenses	41,774	36,093
Operating profit	7,037	472
Interest (income) expense, net	(130)	463
Other (income) expense, net	(1,157)	54
Income (Loss) before income taxes	8,324	(45)
Income tax expense (benefit)	8,089	(4,101)
Net income	$235	$4,056
Weighted average common shares outstanding - Dilutive	9,962	9,874
Net income per common share - Diluted	$0.02	$0.40

Segment Results
Net sales:
Fishing	$88,907	$67,071
Camping	5,846	5,735
Watercraft Recreation	4,357	6,217
Diving	17,438	14,893
Other/eliminations	31	(187)
Total	$116,579	$93,729
Operating profit (loss):
Fishing	$14,065	$7,193
Camping	(724)	(772)
Watercraft Recreation	(1,144)	(798)
Diving	(385)	(1,061)
Other/eliminations	(4,775)	(4,090)
Total	$7,037	$472

Balance Sheet Information (End of Period)
Cash and cash equivalents	$78,319	$51,860
Accounts receivable, net	71,895	72,349
Inventories, net	90,861	76,037
Total current assets	244,558	205,065
Total assets	355,133	316,467
Short-term debt	-	-
Total current liabilities	85,589	68,315
Long-term debt, less current maturities	-	13,001
Shareholders’ equity	241,944	206,836

At Johnson Outdoors Inc.
David Johnson
VP & Chief Financial Officer
262-631-6600

Patricia Penman
VP – Marketing Services & Communication
262-631-6600